Exhibit 99.1

KOIL Energy Reports Fourth Quarter and Full Year 2025 Results

Mar 31, 2026

HOUSTON, Mar. 31, 2026 (GLOBE NEWSWIRE) -- KOIL Energy Solutions, Inc. (OTCQB: KLNG), a specialist in deepwater energy production and distribution equipment and services, released today its fourth quarter and full year 2025 results.

"We achieved a record revenue of $7.3 million this quarter," said Erik Wiik, President and Chief Executive Officer of KOIL Energy. "Our growth initiatives are delivering profitable growth with an EBITDA margin of 10% while we continue to invest heavily in growth."

Fourth Quarter 2025 Results:

For the three months ending December 31, 2025, KOIL Energy generated revenues of $7.3 million dollars. This is 22% higher than Q4 last year and 14% higher than last quarter. Both services and fixed priced contracts experienced significant year-over-year growth. Service revenue grew 24% and fixed priced contracts, or Product sales, increased by 21% compared to Q4 last year. This was driven by an exceptional order intake over the past two quarters.

Gross profit for the quarter totaled $2.5 million dollars, or 35% of revenues, compared to $2.4 million dollars, or 40% of revenues, during the fourth quarter of 2024. While profitability was unchanged on a dollar basis, the margin decline reflected a less favorable mix of projects.

Selling, general, and administrative expenses equaled $2.1 million for the quarter, up $237,000 from the prior year, driven by growth initiatives.

Adjusted EBITDA was 10% of revenue, or a gain of $704,000.

Full Year 2025 Results:

For the full year 2025, we achieved revenue of 24 million dollars, marking a 6% year-over-year increase. Adjusted EBITDA was $1 million in 2025 compared to $3.5 million dollars in 2024. The reduction was mainly driven by investments tied to our growth initiatives. KOIL remained focused on long-term growth by deploying free cash flow to acquire new rental equipment and fund the development of intellectual property, the establishment of our Brazil operations, and international sales. These investments are already delivering positive growth results. We are currently refining our growth strategy and setting ambitious new goals through 2030. We look forward to presenting these plans at an in-person and online investor conference in Houston on May 7–8, 2026, held in conjunction with the Offshore Technology Conference (OTC). Formal invitations will be sent shortly.

In summary, we remain highly confident in our ability to continue to deliver profitable growth. Recent project awards have positioned us strongly for the upcoming quarters.

KOIL will host an investor conference call to review its fourth quarter of 2025 results on Tuesday, March 31, 2026, at 10:00 am Eastern Time.

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The earnings release and a replay of the conference call will also be available on the Company's website, www.koilenergy.com, under the "Investors" section.

About KOIL (www.koilenergy.com)

KOIL Energy is a leading energy services company offering subsea equipment and support services to the world's energy and offshore industries. We provide innovative solutions to complex customer challenges presented between the production facility and the energy source. Our core services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, and related services. Additionally, KOIL Energy's experienced team can support subsea engineering, manufacturing, installation, commissioning, and maintenance projects located anywhere in the world.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Investor Relations:
ir@koilenergy.com
281-862-2201

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KOIL ENERGY SOLUTIONS, INC.

SUMMARY FINANCIAL DATA

Comparative Condensed Consolidated Income Statement

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
	(In thousands, except per share amounts)
Revenues	$7,252	$5,941	$24,051	$22,734
Cost of sales	4,753	3,536	16,094	13,985
Selling, general and administrative	2,106	1,876	8,326	6,192
Operating income (loss)	393	529	(369)	2,557
Total other (income) expense	(1)	(17)	(404)	(79)
Income (loss) before income tax expense	394	546	35	2,636
Income tax expense	51	9	73	16
Net income (loss)	$343	$537	$(38)	$2,620
Net income (loss) per share, basic	$0.03	$0.04	$(0.00)	$0.21
Weighted-average shares outstanding, basic	12,608	12,344	12,133	12,344

Comparative Condensed Consolidated Balance Sheets

	December 31,
	2025	2024
	(In thousands)
Assets:
Cash	$1,535	$3,422
Other current assets	8,410	6,784
PP&E, net	3,642	2,791
Other non-current assets	6,227	5,743
Total assets	$19,814	$18,740

Liabilities:
Current liabilities	$5,140	$4,524
Other long-term liabilities	5,711	5,612
Total liabilities	10,851	10,136
Stockholders' equity	8,963	8,604
Total liabilities and stockholders' equity	$19,814	$18,740

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Adjusted EBITDA

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
	(In thousands)
Net income (loss)	$343	$537	$(38)	$2,620
(Deduct) Add: Interest (income) expense, net	10	(17)	(6)	(47)
Add: Income tax expense	51	9	73	16
Add: Depreciation and amortization	141	134	590	571
Add: Share-based compensation	134	300	375	376
Add (Deduct): Loss (gain) on sale of asset	–	(2)	(12)	1
Add: Loss (Gain) on Litigation Settlement	–	–	(333)	–
Add: Restructuring costs	1	–	280	–
Add: Severance	41	–	41	–
Adjusted EBITDA	$721	$961	$970	$3,537

Cash Flow Data

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
	(In thousands)
Cash provided by (used in):
Operating activities	$137	$553	$(901)	$1,726
Investing activities	(381)	(246)	(1,533)	(373)
Financing activities	(154)	(7)	562	39
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(15)	–	(15)	-
Change in cash	$(413)	$300	$(1,887)	$1,392

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